                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                          Beacon Capital Partners, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                    073561102
--------------------------------------------------------------------------------
                                 (CUSIP number)


                                 March 21, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     |_| Rule 13d-1(b)
     |X| Rule 13d-1(c)
     |_| Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 12 Pages)


--------------------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                  SCHEDULE 13G

----------------------------                         ---------------------------
  CUSIP NO. 073561102                                  Page 2 of 12 Pages
----------------------------                         ---------------------------

================================================================================
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             AEW Capital Management, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER
        SHARES
     BENEFICIALLY                1,488,725
    OWNED BY EACH  -------------------------------------------------------------
       REPORTING           6     SHARED VOTING POWER
        PERSON
         WITH                    None
                   -------------------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 1,488,725
                   -------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                 None
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,488,725 shares of Common Stock
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.75%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             PN
================================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G

----------------------------                         ---------------------------
  CUSIP NO. 073561102                                  Page 3 of 12 Pages
----------------------------                         ---------------------------

================================================================================
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             AEW Capital Management, Inc.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER
        SHARES
     BENEFICIALLY                1,488,725
    OWNED BY EACH  -------------------------------------------------------------
       REPORTING           6     SHARED VOTING POWER
        PERSON
         WITH                    None
                   -------------------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 1,488,725
                   -------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                 None
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,488,725 shares of Common Stock
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.75%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             CO
================================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G

----------------------------                         ---------------------------
  CUSIP NO. 073561102                                  Page 4 of 12 Pages
----------------------------                         ---------------------------

================================================================================
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             AEW TSF, Inc.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                     (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER
        SHARES
     BENEFICIALLY                1,369,425
    OWNED BY EACH  -------------------------------------------------------------
       REPORTING           6     SHARED VOTING POWER
        PERSON
         WITH                    None
                   -------------------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 1,369,425
                   -------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                 None
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,369,425 shares of Common Stock
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.13%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             CO
================================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G

----------------------------                         ---------------------------
  CUSIP NO. 073561102                                  Page 5 of 12 Pages
----------------------------                         ---------------------------

================================================================================
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             AEW TSF, L.L.C.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |X|
                                                                     (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER
        SHARES
     BENEFICIALLY                1,369,425
    OWNED BY EACH  -------------------------------------------------------------
       REPORTING           6     SHARED VOTING POWER
        PERSON
         WITH                    None
                   -------------------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 1,369,425
                   -------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                 None
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,369,425 shares of Common Stock
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.13%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             OO
================================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G

----------------------------                         ---------------------------
  CUSIP NO. 073561102                                  Page 6 of 12 Pages
----------------------------                         ---------------------------

================================================================================
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             AEW Targeted Securities Fund, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |X|
                                                                     (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER
        SHARES
     BENEFICIALLY                1,369,425
    OWNED BY EACH  -------------------------------------------------------------
       REPORTING           6     SHARED VOTING POWER
        PERSON
         WITH                    None
                   -------------------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 1,369,425
                   -------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                 None
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,369,425 shares of Common Stock
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.13%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             LP
================================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G

----------------------------                         ---------------------------
  CUSIP NO. 073561102                                  Page 7 of 12 Pages
----------------------------                         ---------------------------

================================================================================
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             AEW TSF II, L.L.C.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |X|
                                                                     (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER
        SHARES
     BENEFICIALLY                1,369,425
    OWNED BY EACH  -------------------------------------------------------------
       REPORTING           6     SHARED VOTING POWER
        PERSON
         WITH                    None
                   -------------------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 1,369,425
                   -------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                 None
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,369,425 shares of Common Stock
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.13%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             OO
================================================================================

                               * SEE INSTRUCTIONS

                                  SCHEDULE 13G

----------------------------                         ---------------------------
  CUSIP NO. 073561102                                  Page 8 of 12 Pages
----------------------------                         ---------------------------

================================================================================
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             AEW Targeted Securities Fund II, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |X|
                                                                     (b) |_|
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER
        SHARES
     BENEFICIALLY                1,369,425
    OWNED BY EACH  -------------------------------------------------------------
       REPORTING           6     SHARED VOTING POWER
        PERSON
         WITH                    None
                   -------------------------------------------------------------
                           7     SOLE DISPOSITIVE POWER

                                 1,369,425
                   -------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                 None
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,369,425 shares of Common Stock
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                     |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.13%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON *

             LP
================================================================================

                               * SEE INSTRUCTIONS

                            STATEMENT ON SCHEDULE 13G

Item 1(a).        NAME OF ISSUER:

                  Beacon Capital Partners, Inc.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  One Federal Street, 26th Floor
                  Boston, Massachusetts  02110

Item 2(a).        NAMES OF PERSON FILING:

                  AEW Capital Management, L.P.
                  AEW Capital Management, Inc.
                  AEW TSF, Inc.
                  AEW TSF, L.L.C.
                  AEW Targeted Securities Fund, L.P.
                  AEW TSF II, L.L.C.
                  AEW Targeted Securities Fund II, L.P.

Item 2(b).        BUSINESS MAILING ADDRESS FOR THE PERSON FILING:

                  World Trade Center East
                  Two Seaport Lane
                  Boston, MA 02110-2021

Item 2(c).        CITIZENSHIP:

                  Massachusetts for AEW Capital Management, Inc.
                  Delaware for all other entities

Item 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

Item 2(e).        CUSIP NUMBER:

                  073561102

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

Item 4. OWNERSHIP BY AEW CAPITAL MANAGEMENT, L.P. AND AEW CAPITAL MANAGEMENT, INC.:

                  (a)      Amount Beneficially Owned:

                               1,488,725 shares of Common Stock

                  (b)      Percent of Class Owned:

                               7.75%

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or to direct the vote:
                                    1,488,725 shares of Common Stock

                           (ii)  shared power to vote or to direct the vote:
                                    None

                           (iii) sole power to dispose or to direct the
                                 disposition of:
                                    1,488,725 shares of Common Stock

                           (iv) shared power to dispose or to direct the disposition of:
                                    None

         OWNERSHIP BY REMAINING FILERS:

                  (a)      Amount Beneficially Owned:

                               1,369,425 shares of Common Stock

                  (b)      Percent of Class Owned:

                               7.13%

                  (c)      Number of shares as to which such person has:

                           (i)   sole power to vote or to direct the vote:
                                    1,369,425 shares of Common Stock

                           (ii)  shared power to vote or to direct the vote:
                                    None

                           (iii) sole power to dispose or to direct the
                                 disposition of:
                                    1,369,425 shares of Common Stock

                           (iv) shared power to dispose or to direct the disposition of:
                                    None

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  AEW TSF, L.L.C., AEW Targeted Securities Fund, L.P.,
                  AEW TSF II, L.L.C. and AEW Targeted Securities Fund II, L.P. are members of a group.

Item 9.  NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10. CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2000
                          AEW CAPITAL MANAGEMENT, L.P.
                          By:  AEW Capital Management, Inc., its general partner

                          By:  /s/ James J. Finnegan
                               -----------------------------
                               Name:  James J. Finnegan
                               Title: Vice President


                          AEW CAPITAL MANAGEMENT, INC.

                          By:  /s/ James J. Finnegan
                               -----------------------------
                               Name:  James J. Finnegan
                               Title: Vice President


                          AEW TSF, Inc.

                          By:  /s/ James J. Finnegan
                               -----------------------------
                               Name:  James J. Finnegan
                               Title: Vice President


                          AEW TSF, L.L.C.
                          By:   AEW TSF, Inc., its managing member

                          By:  /s/ James J. Finnegan
                               -----------------------------
                               Name:  James J. Finnegan
                               Title: Vice President


                          AEW Targeted Securities Fund, L.P.
                          By:   AEW TSF, L.L.C., its general partner

                          By:   AEW TSF, Inc., its managing member

                          By:    /S/ JAMES J. FINNEGAN
                               -----------------------------
                                Name: James J. Finnegan
                                Title: Vice President

                          AEW TSF II, L.L.C.
                          By:   AEW TSF, Inc., its managing member

                          By:  /s/ James J. Finnegan
                               -----------------------------
                               Name:  James J. Finnegan
                               Title: Vice President


                          AEW Targeted Securities Fund II, L.P.
                          By:   AEW TSF II, L.L.C., its general partner

                          By:   AEW TSF, Inc., its managing member

                          By:  /s/ James J. Finnegan
                               -----------------------------
                               Name:  James J. Finnegan
                               Title: Vice President